Exhibit 10.12

Addendum to Payment Service Provider Agreement for Canada

This Addendum to Payment Services Provider Agreement for Canada (this “Addendum”) is entered into as of July 22, 2013 (the “Effective Date”) between Stripe, Inc., a Delaware corporation with offices at 3180 18th Street, Suite 100, San Francisco CA 94110 (“Stripe”), Shopify Payments (USA) Inc., a Delaware corporation with offices at c/o CT Corporation, Corporation Trust Centre, 1209 Orange Street, Wilmington Delaware 19801 USA (“Shopify USA”) and Shopify Payments (Canada) Inc., a Canadian corporation with offices at 126 York Street, Suite 200, Ottawa, Ontario, Canada, K1N 5T5 (“Shopify Canada”). Stripe, Shopify USA and Shopify Canada may be collectively referred to in this Addendum as the “Parties” and each as a “Party”.

RECITALS

A.	Stripe and Shopify USA, an affiliate of Shopify Canada, are parties to that certain Payment Services Provider Agreement, dated as of July 22, 2013 (the “Agreement”).

B.	The Parties desire to enter into this Addendum to extend the terms of the Agreement to the Parties’ relationship in Canada, as more fully set forth in this Addendum.

AGREEMENT

1.	Definition. Unless otherwise defined in this Addendum, capitalized terms will have the meanings given to them in the Agreement.

2.	Application to Canada. Upon execution of this Addendum, the Territory (as defined in the Agreement) shall be deemed to include Canada, in addition to that territory set out in the Agreement. For clarity, Shopify USA shall be deemed a party to the Agreement solely with respect to rights and obligations pertaining to the United States of America, and Shopify Canada shall be deemed a party to the Agreement solely with respect to rights and obligations pertaining to Canada. Except as expressly modified by this Addendum or a subsequent amendment, the rights and obligations of Stripe and Shopify Canada with respect to Territory of Canada only, shall be identical to the rights and obligations of the Stripe and Shopify USA with respect to the Territory of the United States of America and, with respect to Canada, all references to Shopify USA shall be read to mean Shopify Canada. This Addendum shall be a Foreign Processing Agreement in respect of Canada, as such term is defined in the Agreement.

3.	Payment Schedule. With respect to the Territory of Canada only, Schedule 9 to the Agreement will be replaced with Schedule 9 of this Addendum.

4.	No Further Amendments. Except as otherwise set forth in this Addendum, the Agreement remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Stripe and Shopify Canada have caused this Agreement to be executed by their authorized representatives as of the Effective Date.

Stripe, Inc.		Shopify Payments (Canada) Inc.

By:	/s/ Jon Zieger	By:	/s/ Russell Jones

Print:	Jon Zieger	Print:	Russell Jones

Title:	General Counsel & Corp. Secretary	Title:	CFO

Shopify Payments (USA) Inc.

By:	/s/ Russell Jones

Print:	Russell Jones

Title:	CFO